                                                                   EXHIBIT 10.13

                           SHOWCASE LICENSE AGREEMENT

                           Agreement Number: STL97307

                          STL Reference No. 4997ST1740

This Agreement dated as of December 9, 1998 ("Effective Date") is between ShowCase Corporation ("SHOWCASE") with an address at 4131 Highway 52 North, Suite G111, Rochester, MN 55901-3144, and International Business Machines Corporation ("IBM") with an address at 555 Bailey Avenue, San Jose, CA 95141. Under this agreement, SHOWCASE will port IBM's Relational Storage Interface
(RSI) to the OS/400 platform and integrate it with the SHOWCASE Essbase/400 calculation engine, and will license the result to IBM. Also, IBM will license certain software from SHOWCASE for distribution as an IBM logo'd product. By signing below, the parties agree to the terms of this Agreement. The complete Agreement between the parties regarding this transaction consists of this License Agreement and the following Attachments:

     1.  "Description of Licensed Work Number 001;"

     2.  "Description of Licensed Work Number 002;"

     3.  "Schedule;"

     4.  "Acceptance Criteria;"

     5.  "Testing, Maintenance and Support;"

     6.  "Royalties;"

     7.  "Certificate of Originality;"

     8.  "Source Code Custody Agreement;" and,

     9.  "Description of Escrowed Work."

Agreements which are related to this Agreement are:
     10. "Agreement for the Exchange of Confidential Information Number M96-2547," as supplemented; and

     11. "Outbound License Agreement Number STL98095."

This Agreement replaces all prior oral or written communications between the parties relating to the subject matter. Once signed, any reproduction of this Agreement made by reliable means (for example, photocopy, or facsimile) is considered an original, unless prohibited by local law.
ACCEPTED AND AGREED TO:                    ACCEPTED AND AGREED TO:
         INTERNATIONAL BUSINESS                SHOWCASE CORPORATION
         MACHINES CORPORATION

By:         /s/ Roy J. Maharaj             By:         /s/ Ken Holec
     --------------------------------            ------------------------------
           Authorized Signature                     Authorized Signature
Print                                      Print
Name:         Roy J. Maharaj               Name:        Ken Holec
                                                -------------------------------
Date:            1/6/99                    Date:        December 23, 1998
      ----------------------------                -----------------------------


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                                License Agreement


1.0      DEFINITIONS

Capitalized terms in the Agreement have the following meanings.

1.01 Code is a computer programming code, including both Object Code and Source Code.

         a. Object Code is Code substantially in binary form, and includes header files of the type necessary for use or inter operation with other computer programs. It is directly executable by a computer after processing or linking, but without compilation or assembly. Object Code is all Code other than Source Code.

         b. Source Code is Code in a form which when printed out or displayed is readable and understandable by programmer of ordinary skills. It includes related source code level system documentation, comments and procedural code. Source Code does not include Object Code.

1.02 Deliverable is any item that SHOWCASE provides under this Agreement.

1.03 Derivative Work is a work that is based on an underlying work and that would be a copyright infringement if prepared without the authorization of the copyright owners of the underlying work. Derivative Works are subject to the ownership rights and licenses of a party or of others in the underlying work.

1.04 Distributors are those authorized or licensed by IBM, IBM Subsidiaries or IBM Distributors to license or distribute Products.

1.05 Enhancements are changes or additions other than Error Corrections, to the Licensed Work.

         a. Basic Enhancements are all Enhancements, other than Major Enhancements, including those that support new releases of operating systems and devices.

         b. Major Enhancements provide substantial additional value and are offered to customers for an additional charge.

1.06 Error Corrections are revisions that correct errors and deficiencies (collectively referred to as "errors") in the Licensed Work.

1.07 Externals are (1) any pictorial, graphic, and audiovisual works (such as icons, screens, sounds, and characters) generated by execution of Code, and (2) any programming interfaces, languages or protocols implemented in Code to enable interaction with other computer programs or the end user. Externals do not include the Code that implements them.

1.08 Licensed Work is (1) any material described in or that conforms to the description in the Attachments entitled "Description of Licensed Work," or that is delivered to IBM as the Licensed Work, including (but not limited to) Code, associated documentation, and Externals, and (2) Error Corrections and Enhancements to be provided to IBM pursuant to this Agreement.

1.09 Product is an offering to customers or other users, whether or not branded by IBM or its Subsidiaries, that includes all or any portion of the Licensed Work.

         a. OLAP Product is a Product that includes the Licensed Work described in the Attachment entitled "Description of Licensed Work #001" or a Derivative Work of such Licensed Work.

         b. VW Product is a Product that includes the Licensed Work described in the Attachment entitled "Description of Licensed Work #002" or a Derivative Work of such Licensed Work.

1.010 Moral Rights are personal rights associated with authorship of a work under applicable law. They include the rights to approve modifications and to require authorship identification.


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                                License Agreement

1.011 SHOWCASE Tag-Line is the following statement for inclusion by IBM on a Product start-up splash screen and marketing deliverables as appropriate:

         "Developed by ShowCase Corporation."

1.012 Subsidiary is an entity during the time that more than 50% of its voting stock is owned or controlled, directly or indirectly, by another entity. If there is not voting stock, a Subsidiary is an entity during the time that more than 50% of its decision-making power is controlled, directly or indirectly, by another entity.

1.013 Tools include devices, compilers, programming, documentation, media and other items required for the development, maintenance or implementation of a Deliverable that are not commercially available.

2.0 RESPONSIBILITIES OF SHOWCASE

2.01 SHOWCASE will port IBM's Relational Storage Interface (RSI), provided to SHOWCASE pursuant to Outbound License Agreement Number STL98095, to the OS/400 platform and integrate it with the SHOWCASE Essbase/400 calculation engine. The resulting integrated combination by SHOWCASE will become a Licensed Work which SHOWCASE licenses to IBM under this Agreement and as specified in DLW # 001. SHOWCASE will continue to ensure the compatibility of the Licensed Work with the OS/400 operating system and the current version of Essbase by making all needed modifications or Enhancements to the Licensed Work. SHOWCASE will also license certain software to IBM as identified in DLW #002 for distribution as an IBM logo'd product.

2.02 SHOWCASE will provide the following Deliverables to IBM according to the schedule in the Attachment entitled "Schedule" and in accordance with the Attachment entitled "Acceptance Criteria":

         a. one complete set of the Licensed Works described in the Attachments entitled "Description of Licensed Work." The Licensed Work includes Object Code deposited on any media delivered to IBM.

         b. Tools for the Licensed Works as identified in the form specified in the Attachment entitled "Tools and Commercially Available Materials."

         c. any updates to the list identifying any commercially available devices, compilers, programming, documentation, media and other items required for the development, maintenance or implementation of a Deliverable. The commercially available items are identified in the form specified in the Attachment entitled "Tools and Commercially Available Materials."

         d. completed certificate of originality with the Licensed Work, and with each Enhancement to the Licensed Work, in the form specified in the Attachment entitled "Certificate of Originality." IBM acknowledges that it has received from Arbor Software now known as Hyperion Solutions Corporation (hereinafter "Hyperion"), an appropriate Certificate of Originality for the Essbase Software owned by Hyperion, which is ported to the AS/400 by SHOWCASE and included in the OLAP Product. IBM may suspend payments to SHOWCASE for the Licensed Work if SHOWCASE does not provide a properly completed certificate. Payment will resume after IBM receives and accepts the certificate.

2.03 For the term of this Agreement, SHOWCASE will provide to IBM testing, maintenance and support for the Licensed Works, as described in this Agreement, including the Attachment entitled "Testing, Maintenance and Support." After IBM receives the initial contact from the customer (level 0), SHOWCASE will provide Levels 1, 2, and 3 maintenance and support.


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December 9, 1998

                                License Agreement

2.04 SHOWCASE will provide to IBM (*), Enhancements and Error Corrections for the Licensed Work beginning when IBM accepts the Licensed Work including corrections for any problems found during any beta tests. Beta test Object Code for Enhancements will be made available to IBM no later than the earliest date on which SHOWCASE provides such beta test Object Code to any other entity. SHOWCASE will provide IBM a golden master for Enhancements on the same day on which SHOWCASE delivers a golden master for manufacturing of the SHOWCASE logo'd version of the Licensed Work.

2.05 SHOWCASE will implement the License Use Management (LUM) support in a tactical and strategic fashion.

         1. The tactical implementation includes the implementation of code from the DB2 OLAP code base for LUM support in both the Strategy 2.0 products licensed to IBM as well as the IBM DB2 OLAP port of the RSI code. This code will support the IBM trusted user concept for IBM Licensed Program Products -- the code will ask the customer for products / users installed and the output will generate the Hyperion/SHOWCASE key needed to operate the code in question.

         2. The strategic implementation of LUM support is to implement the SLM/400 security features of OS/400 with specifications as documented in the IBM publication, "AS/400 License Management Guideline Document for Software Vendors, Version 1.2." This SLM publication was provided by IBM to SHOWCASE during the week ended November 13, 1998. This should be implemented at a minimum by June 1, 2000 in a major release of the products. There may be additional requirements for LUM support coming from SLM/400 covering User management. This would be implemented as the support is available; but such additional requirements will be assessed by both parties and jointly agreed upon, including any appropriate funding.

2.06 SHOWCASE will provide, (*) up to (*) "Instructor days"((*) world wide, staffed by (*) SHOWCASE instructors.) of education to the IBM sales team and IBM partners concerning the Licensed Works, on mutually agreed upon dates, but no later than thirty (30) days prior to the date on which IBM plans to make a Product generally available to customers. Relevant points concerning these sessions are as follows:

         a. The education includes topics such as feature/function/benefit education, competitive positioning, demonstration training, and in-depth sales support and technical training.

         b. Multiple IBM students may attend the classes (Up to 25 students per class).

         c. Following such sessions SHOWCASE will provide education updates to IBM in Rochester, Minnesota on new releases at such time as SHOWCASE makes them available to any others.

         d. Further formal education will be provided as jointly agreed.

         e. For classes not held in Rochester, Minnesota, IBM will reimburse SHOWCASE for the instructors' reasonable travel and living expenses for the desired classes. Charge and payment information will be provided by the group requesting the sessions.

         f. IBM reserves the right to develop its own education offerings.





(*) Denotes confidential information that has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.


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                                License Agreement

2.07 SHOWCASE will:

         a. participate in a reasonable number of progress reviews, as requested by IBM, to demonstrate SHOWCASE's performance of SHOWCASE's obligations;

         b. provide on-site assistance of no more than (*) days as required for the first customer participating in the IBM beta programs.

         c. implement a process designed to help prevent any such contamination by Harmful Code. SHOWCASE will promptly provide IBM notice if SHOWCASE suspects any contamination;

         d. have agreements with SHOWCASE's personnel and third parties to perform obligations and to grant or assign rights to IBM as required by this Agreement. On request, SHOWCASE will provide IBM with evidence of these agreements;

         e. acknowledge that IBM's exercise of rights and licenses hereunder shall not violate any Moral Rights of SHOWCASE, and SHOWCASE will agree not to assert any Moral Rights SHOWCASE has or may have in the Licensed Work against IBM in its exercise of rights and licenses hereunder;

         f. obtain all necessary consents of individuals or entities required for the use of names, likeness, voices, and the like in the Licensed Work;

         g. maintain records to verify authorship of the Licensed Work for 4 years after the termination or expiration of this Agreement. On request, SHOWCASE will deliver or otherwise make available this information in a form specified by IBM;

         h. not assign or transfer this Agreement or SHOWCASE's rights under it, or delegate or subcontract SHOWCASE's obligations, without IBM's prior written consent, such consent will not be unreasonably withheld. Any attempt to do so without such written consent is void;

         i. not provide any information or the fact that SHOWCASE has licensed the Licensed Work to IBM, to the media, or issue any press releases or other publicity, regarding this Agreement or the parties' relationship under it, without IBM's prior written consent (excluded from this restriction is that information which is now or hereafter becomes generally known or available through no act or failure to act on the part of SHOWCASE); and

         j. not disclose to a third party the terms of this Agreement without IBM's prior written consent except as expressly permitted hereunder. SHOWCASE may, however, make such disclosures (i) to its accountants, lawyers or other professional advisors provided that any such advisor is under a confidentiality obligation and (ii) as required by law provided SHOWCASE obtains any confidentiality treatment for it which is available.

         k. be allowed to provide customer installation information pertaining to this Agreement to (*) solely to fulfill SHOWCASE's contractual obligations to Hyperion providing that Hyperion is subject to the same confidentiality restrictions specified within this Agreement and the Agreement for Exchange of Confidential Information Number M96-2547, as supplemented.

2.08 SHOWCASE will execute and meet the deposit requirements of the Source Code Custody Agreement in the Attachment entitled "Source Code Custody Agreement."





(*) Denotes confidential information that has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.


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                                License Agreement

2.09 SHOWCASE will enable the Licensed Works for National Language Support (NLS) and Double Byte Character Set (DBCS) and provide all foreign language versions of Licensed Works to IBM as, and to the extent, they become available. Currently, English, French, German, Italian, and Japanese are available. SHOWCASE will provide IBM with an acceptable plan to provide a Spanish language version of the Licensed Works; and given a justified business case by IBM which SHOWCASE and IBM jointly agree upon, including any appropriate funding, SHOWCASE will provide NLS enablement for additional language versions of the Licensed Works in six (6) months. To assist SHOWCASE, IBM will provide any of those modules or MRI's which have previously been translated and which IBM has the right to share.

2.010 IBM acknowledges and understands that the Licensed Work included in the OLAP Product (the "Essbase AS/400 Port") is based on Code owned by Hyperion and licensed by SHOWCASE. Prior to any release of Source Code for such Licensed Work pursuant to the terms of the Source Code Custody Agreement, IBM hereby agrees to inform Hyperion in writing of such impending release and that Hyperion shall have thirty (30) days to elect in writing one of the following options:

         1. modify, in agreement with IBM, that certain (*) by adding the Essbase AS/400 Port as a Licensed Work under the (*). Provided that SHOWCASE provides to IBM the Source Code needed for support and assigns to IBM copyright ownership in the Code ported to OS/400 by SHOWCASE which was based on the code licensed to SHOWCASE pursuant to the Outbound License Agreement Number STL98095 (including Derivative Works thereof
                  - all referred to as "RSI Code"), IBM hereby consents to assuming the obligation to support all portions of the OLAP Product that runs on OS/400 (excluding the Essbase AS/400 Port and any Enhancements and Maintenance Modifications thereto), including any version of RSI Code. And IBM agrees to pay royalties to Hyperion (*) for the Licensed Works thereunder licensed on other platforms, with a minimum OTC royalty established by (*); or

         2. have assigned to it, and assume on behalf of SHOWCASE, all obligations of SHOWCASE under this Agreement, Source Code Custody Agreement, and the Outbound License Agreement Number STL98095 with respect to the OLAP Product, including, without limitation, all necessary development and support thereof, and IBM hereby agrees to give its written consent to such assignments.

In the event that IBM assumes support of the RSI Code, then SHOWCASE shall deliver to IBM all available Source Code necessary for IBM to support it, and SHOWCASE hereby grants and assigns to IBM, its successors and assigns, all right, title and interest whatsoever, throughout the world, in and under copyright in the Derivative Work of the RSI Code (the Code ported to the OS/400 operating system by SHOWCASE pursuant to the Outbound License Agreement Number STL98095, for the full duration of all such rights and any renewals or extensions thereof. SHOWCASE agrees to cooperate with IBM and execute documents reasonably required to support such assignment and allow IBM to exercise its rights to the Code.

Notwithstanding anything to the contrary in this Agreement (including all of its Attachments) or the Agreement for the Exchange of Confidential Information Number M96-2547, as supplemented, upon the occurrence of any of the foregoing events, IBM consents and agrees

         a. to cooperate with SHOWCASE and Hyperion in good faith to transfer all Source Code and other information reasonably needed in order for Hyperion to assume such obligations,





(*) Denotes confidential information that has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.


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                                License Agreement

         b. in the event a release condition for the release of the Source Code for the OLAP Product (pursuant to the Source Code Custody Agreement) occurs, to SHOWCASE's disclosure of information related to the Outbound License Agreement, this License Agreement and the Source Code Custody Agreement, solely to the extent required to permit Hyperion to perform SHOWCASE's obligations hereunder with respect to the Licensed Works, including the Essbase Software, provided that any such disclosures are subject to an appropriate nondisclosure agreement between Hyperion and SHOWCASE, which contains terms that are as protective of IBM's confidential information as those set forth in the Agreement for the Exchange of Confidential Information Number M96-2547, as supplemented, and

         c. In the case of Hyperion electing option number 2 above, IBM shall pay to Hyperion (*); and (*) shall be due to SHOWCASE.

The parties agree that upon any release of the source code for the OLAP Product pursuant to this Agreement,

         (a) SHOWCASE shall have no continued obligations under the Outbound License Agreement, this Agreement or the Source Code Custody Agreement to support or maintain any existing Licensed Work included in the OLAP Product, or to create any new Derivative Works of the Licensed Work for inclusion in the OLAP Product;

         (b) the mere occurrence by itself of such release or termination shall not constitute a breach (although such release may be triggered by a breach) by SHOWCASE of its obligations under this Agreement, the Outbound License Agreement, the Source Code Custody Agreement or any other related agreements between the parties, and this Agreement shall otherwise remain in full force and effect pursuant to its terms; and

         (c) SHOWCASE shall continue to be obligated to fulfill its obligations hereunder with respect to all Licensed Works included in Products, other than the OLAP Product. If Hyperion does not elect in writing one of the above options within thirty (30) days of receipt of IBM's notice, then IBM may obtain the escrowed Materials in accordance with the SCCA.

3.0 IBM'S RESPONSIBILITIES

3.01 IBM will perform reviews and testing of the Licensed Works in accordance with the Attachment entitled "Acceptance Criteria."

3.02 IBM will perform beta test programs to ensure that the Products are ready for general availability. IBM will report problems found during the beta test programs to SHOWCASE.

3.03 IBM will make payments for SHOWCASE's porting activity in accordance with
Section 5.0, "Payments."

3.04 IBM will pay royalties to SHOWCASE pursuant to Section 6.0, "Royalties."

3.05 IBM will include the SHOWCASE Tag-Line as defined in Section 1.011 and retain all patent and copyright information displayed in the "About Box" of the OLAP Product.

3.06 IBM will provide SHOWCASE, as specified in the Attachment entitled Testing, Maintenance and Support (Section 3.0) with reasonable access to IBM's RETAIN system (IBM's system used to manage and process PMRs and APARs) as necessary for SHOWCASE to perform its Maintenance and Support obligations as required in this Agreement.





(*) Denotes confidential information that has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.


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                                License Agreement

3.07 IBM will provide SHOWCASE with RSI Server Source Code solely for the purpose of porting such Code and maintaining the Licensed Works as described in this Agreement, and for distribution as part of SHOWCASE's products in accordance with the Outbound License Agreement Number STL98095. The provision of the RSI Server Source Code will be subject to the terms of AECI Agreement Number M96-2547, and its Supplement Number STL001.

3.08 IBM will not execute an agreement with Hyperion Solutions Corporation (or its successors or assigns) to be the provider of an OLAP Product for the OS/400 platform which uses the specific technology defined in DLW #001 for (*) years from the date of the execution of this Agreement, unless this Agreement is terminated prior to that time in accordance with Section 10, TERM AND TERMINATION, or pursuant to Section 2.010 of this Agreement, in which case this restriction shall not apply.

4.0 OWNERSHIP AND LICENSE

4.01 SHOWCASE will own the changes it develops to the RSI (the initial Code ported to the OS/400 operating system and any and all revisions, releases or new versions of the initial Code) which SHOWCASE will develop and deliver to IBM as part of DLW #001, subject to IBM's continued ownership of the underlying RSI Code.

4.02 SHOWCASE grants IBM a nonexclusive, worldwide, irrevocable license to prepare Derivative Works of the Licensed Work and to use, execute, reproduce, display, perform, transfer, distribute and sublicense the License Work and such Derivative Works, in any medium or distribution technology whatsoever, whether known or unknown. SHOWCASE grants IBM the right to authorize or sublicense others to exercise any of the rights granted to IBM in this Section.

4.03 SHOWCASE grants IBM a nonexclusive, worldwide, irrevocable, paid-up license to prepare Derivative Works of Tools, and to use, execute, reproduce, display, perform, and distribute internally the Tools and such Derivative Works, in any medium or distribution technology whatsoever, whether known or unknown. The rights and licenses granted by SHOWCASE to IBM hereunder include the right of IBM to authorize or sublicense its Subsidiaries, contractors, and consultants to exercise any of the rights granted to IBM in this Section.

4.04 The grant of rights and licenses to the Licensed Work and Tools includes a nonexclusive, worldwide, irrevocable, paid-up license under any patents and patent applications that are owned or licensable by SHOWCASE now or in the future and are (1) required to make, have made, use and have used the Licensed Work or its Derivative Works or (2) required to license or transfer the Licensed Work or its Derivative Works. This license applies to the Licensed Work and its Derivative Works operating alone or in combination with equipment or Code. The license scope is to make, have made, use, have used, sell, license or transfer items, and to practice and have practiced methods, to the extent required to exercise the rights granted hereunder to the Licensed Work and Tools.

4.05 Subject to SHOWCASE's ownership of the Licensed Work and Tools, IBM will own any changes it creates to produce Derivative Works.

4.06 SHOWCASE grants IBM a nonexclusive, worldwide, irrevocable, paid-up license to use the names and trademarks SHOWCASE uses to identify the Licensed Work for IBM's marketing of the Licensed Work and its Derivative Works. SHOWCASE grants IBM the right to authorize or sublicense others to exercise any of the rights granted to IBM in this Section. If IBM's use of SHOWCASE's names and trademarks is improper and SHOWCASE provides IBM notice that SHOWCASE objects to it, IBM will take all reasonable steps necessary to resolve SHOWCASE's objections. SHOWCASE may reasonably monitor the quality of products bearing its trademark under this license.


(*) Denotes confidential information that has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.


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                                License Agreement

4.07 Any goodwill attaching to IBM's trademarks, service marks, or trade names belongs to IBM and this Agreement does not grant SHOWCASE any right to use them. IBM may state that SHOWCASE has provided the Licensed Work.

5.0 PAYMENT

IBM will pay SHOWCASE (*) within thirty days of receipt of a SHOWCASE invoice submitted upon or after the execution of this Agreement.

6.0 ROYALTIES

6.01 For OLAP Products:

              IBM will pay SHOWCASE (*) of the SHOWCASE list price in effect on the date of the execution of this Agreement, by geography, for each authorized copy of the OLAP Product licensed to an end user by IBM, IBM Subsidiaries or Distributors as specified in the Attachment titled "Royalties." Should SHOWCASE decrease its list price for the SHOWCASE Strategy 2.0 OLAP Server for OS/400 which comprises the Licensed Work under DLW 001, such decreased list price shall apply to calculate amounts due under this Agreement. Any increase in list price shall not affect amounts due under this Agreement, but royalties may be increased as provided in Section
              10.04 below.

6.02 For VW Products:

              IBM will pay SHOWCASE (*) the SHOWCASE list price in effect on the date of the execution of this Agreement, by geography, for each authorized copy of the VW Product licensed to an end user by IBM, IBM Subsidiaries or Distributors as specified in the Attachment titled "Royalties." Should SHOWCASE decrease its list price for the SHOWCASE Products for OS/400 which comprise the Licensed Work under DLW 002 such decreased list price shall apply to calculate amounts due under this Agreement. Any increase in list price shall not affect amounts due under this Agreement, but royalties may be increased as provided in Section 10.04 below.

6.03 In the event that IBM wishes to distribute any other Product, the parties must first negotiate and agree in writing to an appropriate royalty to be paid to SHOWCASE.

6.04 For Major Enhancements not included as part of the Products in Sections
6.01 and 6.02 above, but licensed as a separate priced feature, IBM will pay SHOWCASE (*) of the SHOWCASE initial list price on the date the Major Enhancement is offered, by geography, for each authorized copy of the Major Enhancement licensed to an end user by IBM, IBM Subsidiaries or Distributors. An Amendment to the Attachment titled "Royalties" will be made at that time to reflect the inclusion of the Major Enhancement. Should SHOWCASE decrease its list price for the SHOWCASE Products for OS/400 which comprise a Major Enhancement, such decreased list price shall apply to calculate amounts due under this Agreement. Any increase in list price shall not affect amounts due under this Agreement, but royalties may be increased as provided in Section
10.04 below.

6.05 Under IBM's Software Subscription offering (however named in the future), customers pay a fee, for which they receive all program (version/release) upgrades for a fixed period of time. Such upgrade protection may be offered for the Products and any Major Enhancements which are separately priced features





(*) Denotes confidential information that has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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                                License Agreement

covered in Section 6.03 above. SHOWCASE royalties specified in Sections 6.01, 6.02, and 6.03 (*) to upgrade copies of the (i) Products and (ii) Major Enhancements licensed as separately priced features pursuant to Section 6.03 above, which are provided to Customers who have licensed a Product and/or such a separately priced feature and purchased upgrade protection. IBM will (*) for upgrade copies received by customers under such Software Subscription offering. SHOWCASE (*) for the initial Product or Major Enhancement as a separately priced feature as specified in Sections 6.01, 6.02, or 6.03 above. SHOWCASE shall also receive (*). (*). If a new version of the Licensed Work is made generally available within the covered period of time, the customer who bought the offering receives the new version of the Product or Major Enhancement (*).

6.06 IBM has (*) for:

         a. the Licensed Work or its Derivative Works used for:

         1.) IBM's and IBM Subsidiaries' (including third parties under contract) development, maintenance or support activities;

         2.) marketing demonstrations, customer testing or trial periods (including early support, prerelease, or other similar programs up to a maximum of forty five (45) days), Product training or education (the royalty exclusion in this case applies only to Product training and education which is not generating revenue for IBM and IBM Subsidiaries); or

         3.)      off-line backup and archival purposes;

         b. the Licensed Work (or functionally equivalent work) that becomes available generally to third parties without a payment obligation through no action or fault of IBM;

         c. documentation provided with, contained in, or derived from the Licensed Work;

         d. Error Corrections or Basic Enhancements;

         e. warranty replacement copies of the Product; or

         f. Externals.

6.07 IBM, IBM Subsidiaries, and Distributors may, (*), copy the Product and distribute it on a CD-ROM, or other media or distribution technology on or through which the Product is secured (e.g., "encrypted" or "locked") to limit a customer's access to or use of the Product. IBM may allow the customer, under a limited license, a limited preview, trial or demonstration use of the Product up to a maximum of forty five (45) days. IBM will (*) to SHOWCASE unless IBM, IBM Subsidiaries, or Distributors license the Product to such customer for full productive use.

6.08 IBM may request (*) for the Licensed Work (*). If SHOWCASE agrees, both parties will sign a letter specifying the licensing transaction and (*). The SHOWCASE Chief Financial Officer is authorized to sign such letters on SHOWCASE's behalf.

6.09 Royalties are paid against revenue recorded by IBM in a royalty payment quarter. In the US, a royalty payment quarter ends on the last business day of the calendar quarter. Outside of the US, a royalty payment quarter is defined according to IBM's current administrative practices. Payment will be made by the last day of the second calendar month following the royalty payment quarter. Royalties will be paid less adjustments and refunds due to IBM. IBM will provide with each payment the standard royalty accounting report which IBM provides to its suppliers; the current report at the time of execution of this Agreement



(*) Denotes confidential information that has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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                                License Agreement

provides information by part number, country code, and royalty rate. All payments will be made in US dollars. Payments based on foreign revenue will be converted to US dollars on a monthly basis at the rate of exchange published by Reuters Financial Service on approximately the same day each month.

6.010 Each party will be solely responsible for any taxes incurred by the party, directly or indirectly, associated with its performance of this Agreement.

6.011 SHOWCASE is responsible for making any payments or royalties due to third parties for Code or materials included in the Licensed Work or its Derivative Works;

6.012 The payments defined in this Section fully compensate SHOWCASE for its performance under, and for the rights and licenses granted in, this Agreement.

7.0 TESTING

7.01 SHOWCASE will perform the following tests prior to each delivery of the Licensed Work:

         a. component testing;

         b. functional verification testing;

         c. system testing; and

         d. compatibility testing.

Upon IBM's request, the details of such testing will be mutually agreed to by the parties.

7.02 SHOWCASE will provide to IBM concurrent with each delivery of the Licensed Work and Tools all test results, test scenarios, test cases, and test reports associated with the pre-delivery testing.

7.03 Upon receipt of the Licensed Work by IBM, IBM may evaluate the Licensed Work for a period of forty five (45) days and perform such tests as indicated in the Attachment entitled "Acceptance Criteria" and as IBM deems appropriate to determine if:

         a. the Licensed Work meets the specifications described in the Attachments entitled "Description of Licensed Work;"

         b. the Licensed Work executes repetitively within the system environment described in the Attachments entitled "Description of Licensed Work;" and

         c. IBM can successfully execute to completion all functional and system test scenarios developed by IBM.

IBM's testing does not relieve SHOWCASE of its obligations under this Agreement. IBM has no obligation to identify errors.

IBM will accept or reject the Licensed Works within sixty (60) business days from receipt of the Licensed Works. This time period begins the business day following IBM's receipt of the Licensed Works. If IBM does not accept or reject a Licensed Works in writing within sixty (60) business days of receipt, that Licensed Works will be considered accepted by IBM.

IBM will clearly state the reason(s) for rejection. Within ten (10) business days of the notice of rejection, SHOWCASE will present a corrective action plan to IBM which is accepted and approved by IBM. SHOWCASE will then make the corrections and resubmit the Licensed Works to IBM. IBM may withhold any further payments until Licensed Works conform to the acceptance criteria.

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                                License Agreement

8.0 REPRESENTATIONS AND WARRANTIES



8.01 SHOWCASE makes the following ongoing representations and warranties:

         a. SHOWCASE warrants that it has full legal rights to grant the rights granted herein;

         b. SHOWCASE is not under, and will not assume, any contractual obligation that prevents SHOWCASE from performing its obligations or conflicts with the rights and licenses granted in this Agreement;

         c. there are no liens, encumbrances or claims pending or threatened against SHOWCASE, or to SHOWCASE's knowledge, anyone else, that relate to the rights and licenses granted to this Agreement;

         d. SHOWCASE warrants that neither the Licensed Work or Tools infringes any intellectual property rights of a third party including, to the best of SHOWCASE's knowledge, any patents or patent applications. The Deliverables have not been the basis of a claim of infringement threatened or asserted against SHOWCASE or, to the best of SHOWCASE's knowledge, anyone else. SHOWCASE's sole obligation, and IBM's sole remedy, in the event of a breach of this warranty is stated in Sections 9.01, 9.02 and 9.03 below, subject to the limitation in Section 9.05;

         e. SHOWCASE warrants that the Licensed Work and Tools will perform in material conformance with the requirements set forth in this Agreement, including the Attachment entitled "Description of Licensed Work", and will materially conform to SHOWCASE's user documentation, and any sales and marketing materials provided by SHOWCASE;

         f. the fully commented Source Code that SHOWCASE provides under the Source Code Custody Agreement corresponds to the current release or version of the Licensed Work provided by SHOWCASE under this Agreement;

         g. the Licensed Work supports the Year 2000; it is capable of correctly providing and receiving date data, as well as properly exchanging accurate date data with all products (for example, hardware, software and firmware) with which the Licensed Work is designed to be used;

         h. SHOWCASE warrants that, to the best of its knowledge, the Licensed Work provided to IBM under this License Agreement is not contaminated by Harmful Code, and that SHOWCASE has implemented a process designed to help prevent any such contamination by Harmful Code. SHOWCASE will promptly provide IBM notice if SHOWCASE suspects any contamination, and will remain liable for any damages resulting from Harmful Code provided by SHOWCASE; and

         i. SHOWCASE warrants that all SHOWCASE personnel, and to the best of SHOWCASE'S knowledge, authors of third party materials, have waived their Moral Rights in the Licensed Work to the extent permitted by law. SHOWCASE acknowledges that IBM's exercise of rights and licenses hereunder shall not violate any Moral Rights of SHOWCASE, and SHOWCASE agrees not to assert any Moral Rights SHOWCASE has or may have in the Licensed Work against IBM in its exercise of rights and licenses hereunder.

SHOWCASE will immediately provide IBM written notice of any change that may affect its representations and warranties.

8.02 Except as provided above, anything either party provides to the other related to this Agreement is "AS IS", without warranty of any kind.

9.0 INDEMNIFICATION AND LIABILITY

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                                License Agreement

9.01 SHOWCASE will defend and indemnify IBM and IBM's Subsidiaries if a third party makes a claim against IBM or its Subsidiaries based on an actual or alleged:

         a. material failure by SHOWCASE, to the extent not caused by IBM, to perform SHOWCASE's obligations under this Agreement;

         b.   material breach of SHOWCASE's representations and warranties;

         c. material failure by SHOWCASE to comply with government laws and regulations;

         d. material infringement by SHOWCASE, the Licensed Work or Tools of patents, copyrights, trademarks, trade secrets, publicity, privacy, and other intellectual property rights; or

         e. inclusion or misuse of the patent notices and markings that SHOWCASE includes in the "About Box" of the OLAP Product or which are placed in the OLAP Product by SHOWCASE or at SHOWCASE's request.

9.02 IBM will:

         a. promptly provide SHOWCASE notice of any such claim; and

         b. allow SHOWCASE to control, and will cooperate with SHOWCASE in the defense of, the claim and settlement negotiations.

IBM may participate in the proceedings at its option and expense.

9.03 In addition, if an infringement claim appears likely or is made, SHOWCASE will:

         a. obtain the necessary rights for IBM, IBM subsidiaries and Distributors and their respective customers to continue to distribute, license, otherwise transfer and use the Licensed Work on an uninterrupted basis and exercise all rights granted in the Licensed Work and Tools; or

         b. modify the Licensed Work and Tools at SHOWCASE's expense to resolve the claim. This modified Licensed Work will comply with the Attachment entitled "Description of Licensed Work."

If SHOWCASE is not able to do either within a reasonable period of time, IBM may terminate this Agreement for SHOWCASE's breach.

9.04 Unless otherwise expressly provided herein, IBM may pursue any other remedy it may have in law or in equity in addition to any remedies specified in this Agreement.

9.05 Regardless of the type of claim, neither party is liable to the other for indirect, incidental, special, or consequential damages, including, but not limited to, lost profits or revenues, under any part of this Agreement, even if informed that they may occur. This limitation does not apply to (a) SHOWCASE's liabilities for indemnity to the extent that damages claimed by a third party might be characterized as damages of the type listed above or (b) any obligations of either party to make a payment which is due under this Agreement. However, with regard to the obligations of indemnification of SHOWCASE under
Section 9.01 a. above, the liability of SHOWCASE shall be limited to a total aggregate amount of (*). IBM's total liability is limited to payments due to SHOWCASE under this Agreement unless there is infringement of SHOWCASE's intellectual property rights or confidential information by IBM or IBM infringement of the intellectual property rights of any ShowCase licensor which falls outside of the license grants herein.




(*) Denotes confidential information that has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.


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                                License Agreement

10.0 TERM AND TERMINATION

10.01 This Agreement begins on the Effective Date and will remain in effect for seven (7) years, with automatic one (1) year renewal terms, unless terminated sooner under the terms of this Agreement. After the sixth (6th) year, SHOWCASE may terminate the Agreement by providing notice of intent to not renew twelve
(12) months prior to any term expiration date.

10.02 Either party may terminate this Agreement for the other's material breach by providing the breaching party with a written notice that describes the breach. The termination will become effective 90 days after receipt of the notice unless the breach is cured within that 90 day period.

10.03 IBM may terminate this Agreement without cause on twelve (12) months written notice to SHOWCASE, provided that the effective date of any such termination may only be on a date which is at least twelve (12) months after the sixth (6th) anniversary of the date on which a Product has been made generally available.

10.04 If, at the end of four (4) years six (6) months from the Effective Date of this Agreement, (i) SHOWCASE notifies IBM, in writing, that its cost structure based on the distribution of the Licensed Works hereunder has increased significantly, or (ii) if IBM notifies SHOWCASE that it has determined that it needs to renegotiate the royalties due hereunder, both parties agree to renegotiate the list price used for calculation of royalties in Section 6.0 above. If no agreement has been reached within ninety (90) days of IBM's receipt of the notification, either party may give notice of termination of this Agreement which will be effective six (6) months from receipt by the other party of such notice of termination. This process may be invoked a maximum of one (1) time per calendar year thereafter if required.

10.05 Notwithstanding any expiration or termination of this Agreement, SHOWCASE's obligations of maintenance and support for Products, pursuant to
Section 2.03 of this Agreement and Attachment, "Testing, Maintenance, and Support," shall continue (*) (subject to payment of Royalties associated with upgrade protection purchased by the customer) until the effective date which IBM has announced, in good faith, as the end of Product maintenance and support to customers.

10.06 Expiration or termination of this Agreement does not affect any end-user licenses granted in this Agreement for the Licensed Work or Tools. Termination of this Agreement does not affect any end-user licenses granted in this Agreement for the Licensed Work or Tools delivered or due to IBM prior to the effective date of termination. In the event of termination by IBM for breach by SHOWCASE, IBM will not be obligated to make any payments that would have become due under this Agreement on or after the effective date of termination, other than royalty payments.

10.07 Subject to Subsection 10.06, any provisions of this Agreement that by their nature extend beyond termination or expiration will survive in accordance with their terms. These include Ownership and License, Representations and Warranties, Indemnification and Liability, and General. These terms will apply to either party's successors and assigns.

11.0 COORDINATORS

11.01 Any notice required or permitted to be made by either party to this Agreement must be in writing. Notices are effective when received by the appropriate coordinator as demonstrated by reliable written confirmation (for example, certified mail receipt or facsimile receipt confirmation sheet).




(*) Denotes confidential information that has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.


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                                License Agreement

11.02 The Contract Coordinators responsible to receive all notices and administer this Agreement are:

For IBM:                                For SHOWCASE:
Name: Robert L. Elliott                 Name: Tom Rydz
Title: Contract Manager                 Title: Director of Business Alliances
Address: 555 Bailey Ave.                Address: 9700 Higgins Road W, Suite 1100
         San Jose, CA 95141              Rosemont, IL 60018
Phone: (408) 463-2232                   Phone: (847) 685-6505
Fax: (408) 463-5605                     Fax: (847) 685-6570

The Technical Coordinators responsible to accept all Deliverables, coordinate all exchanges of confidential information, and administer and coordinate the technical matters associated with this Agreement are:

For IBM:                                For SHOWCASE:
Name: Shokey Ansari                     Name: Jon Otterstatter
Title: Mgr., STL Business Intelligence Title: Vice President of Development Solutions Development
Address: 555 Bailey Ave.                Address: 4131 Highway 52 North
          San Jose, CA 95141             Rochester, MN 55901-3144
Phone: (408) 463-4469                   Phone: (507) 287-2865
Fax:     (408) 463-3181                 Fax:  (507) 287-2803

Technical Coordinators may propose, accept (by signature or initial), and implement technical changes to this Agreement that do not change dollar amounts or materially change Deliverables or the schedules of this Agreement.

11.03 A party will provide written notice to the other when its coordinators change.

12.0 GENERAL

12.01 Independent Contractor. Each party is an independent contractor. Neither party is, nor will claim to be, a legal representative, partner, franchisee, agent or employee of the other except as specifically stated in the Subsection entitled "Copyright" below. Neither party will assume or create obligations for the other. Each party is responsible for the direction and compensation of it employees.

12.02 Freedom of Action. Each party may have similar agreements with others. Each party may design, develop, manufacture, acquire or market competitive products and services, and conduct its business in whatever way it chooses. IBM is not obligated to announce or market any products or services. IBM does not guarantee the success of its marketing efforts. IBM will independently establish prices for its products and services.

12.03 Reliance. Neither party relies on any promises, inducements or representations made by the other or expectations of more business dealings, except as expressly provided in this Agreement. This Agreement accurately states the parties' agreement.

12.04 Compliance With Applicable Laws. Each party will comply with all applicable laws and regulations at its expense including, to the extent applicable, Executive Order 11246 on Equal Employment Opportunity, as amended, the Occupational Safety and Health Act of 1970, as amended, and the Americans with Disabilities Act of 1990, as amended. This also includes all applicable government export and import laws and regulation.

12.05 Confidential Information. The parties agree that information exchanged under this Agreement that is considered by either party to be confidential information will be subject to the terms of the AECI Agreement No. M96-2547 referenced on the first page of this Agreement and its Supplements. In addition,


                                     Page 15
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                                License Agreement

SHOWCASE will not provide IBM with any information which may be considered confidential information of any third party unless provided under the AECI. The obligations set forth in the AECI with regard to confidential information will not limit or preclude the exercise of the licenses granted in this Agreement.

12.06 Copyright. Any publication by IBM of the Licensed Work or a Derivative Work thereof may contain an appropriate copyright notice, as determined by IBM. SHOWCASE will enforce and maintain its copyright protection in the Licensed Work. IBM is not responsible for enforcing and maintaining such copyright protection. However, SHOWCASE authorizes IBM to act as SHOWCASE's agent in the copyright registration of the Licensed Work. At IBM's request, SHOWCASE agrees to provide IBM reasonable assistance in registering any Product.

12.07 Order of Precedence. If there is a conflict among the terms of this base License Agreement and its Attachments, the terms of this base License Agreement prevail over those of the Attachments, unless the parties expressly indicate in the Attachments that particular terms within the Attachments prevail. Terms in IBM's purchase orders and SHOWCASE's invoices or acknowledgments, if any, are void.

12.08 Headings. The headings of this Agreement are for reference only. They will not affect the meaning or interpretation of this Agreement.

12.09 Counterparts. This Agreement may be signed in one or more counterparts, each of which will be considered an original, but all of which together form one and the same instrument.

12.010 Amendment and Waivers. For a change to this Agreement to be valid, both parties must sign it. No approval, consent or waiver will be enforceable unless signed by the granting party. Failure to insist on strict performance or to exercise a right when entitled does not prevent a party from doing so later for that breach or a future one.

12.011 Actions. Neither party will bring legal action relating to the subject matter of this Agreement, against the other more than 2 years after the cause of action rose, except in the case of indemnification for infringement, in which case this period runs for 2 years after the award or settlement was made.

12.012 Dispute Resolution. Both parties will act in good faith to resolve disputes prior to instituting litigation. Each party waives its rights to a jury trial in any resulting litigation. Litigation will only be commenced in the State of New York.

12.013 Governing Law. This Agreement will be governed by the substantive law of the State of New York applicable to contracts executed in and performed entirely within that State. The United Nations Convention on Contracts for International Sale of Goods does not apply. SHOWCASE will, upon written notice from IBM, submit to personal jurisdiction in any forum where IBM is sued for claims related to this Agreement.




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                                License Agreement

                        DESCRIPTION OF LICENSED WORK #001

1.0 GENERAL DESCRIPTION OF LICENSED WORK:

         STRATEGY OLAP PRODUCT WITH RST PORTED TO OS/400

         The Licensed Works to be part of the OLAP Product include the following, all as modified to work with and through the RSI.

         a. SHOWCASE STRATEGY DB2 OLAP Server

         1.) General description: STRATEGY DB2 OLAP Server is an enterprise-scale on-line analytical processing system designed for a wide-range of multidimensional reporting and analysis applications. The STRATEGY DB2/ OLAP server is based on the Hyperion Essbase OLAP server with the integrated multidimensional data store of Hyperion Essbase replaced with IBM's Relational Storage Interface (RSI). The relational storage interface enables the STRATEGY DB2 OLAP Server to store data directly in IBM DB2 and other relational databases. The STRATEGY DB2 OLAP Server utilizes the Hyperion Essbase OLAP engine for data access, navigation, application programming interfaces (APIs), application design and management and data calculation. However, while Hyperion Essbase stores data in a specialized multidimensional data store, STRATEGY DB2 OLAP Server stores data in a relational database management system using a star schema data structure. Thus, STRATEGY DB2 OLAP Server provides the capacity of industry leading relational databases, and can be managed by familiar RDBMS systems management, backup, and recovery tools. It also offers the advantage of providing access to data in the star schema using standard SQL. The requirement for an underlying relational database also means that the STRATEGY DB2 OLAP Server leverages the existing skills of information technology professionals.

         2.)      Documentation: Softcopy

         3.)      Format: Object Code

         4.) Documentation: on-line documentation, and related printed documentation.

Note: Online documentation and the printed Essbase documentation set are provided and maintained by Hyperion (AppSource) .

         b. SHOWCASE STRATEGY DB2 OLAP Server Partitioning

         1.) General description: Strategy DB2 OLAP Server Partitioning is a collection of features that makes it easy to design and administer databases that span Strategy DB2 OLAP Server applications or servers. Partitioning can affect the performance and scalability of Essbase/400 applications and provides more effective response to organizational demands, reduced calculation time, increased reliability and availability and incorporation of detail and dimensionality. Partitioning can help users to:

                  a.) Synchronize the data in multiple partitioned databases. Strategy DB2 OLAP Server tracks changes made to values in a partition and provides tools for updating the data values in related partitions.

                  b.) Synchronize the outlines of multiple partitioned databases. Strategy DB2 OLAP Server tracks changes made to the outlines of partitioned databases and provides tools for updating related outlines.

                  c.) Allow users to navigate between databases with differing dimensionality. When users drill across to the new database, they can drill down to more detailed data.

         2.)      Documentation: Soft copy and hard copy


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                                License Agreement

         3.)      Format: Object Code

         4.) Documentation: Online documentation printed Essbase documentation set, and related printed documentation created with Microsoft Word 97.

Note: Online documentation and the printed Essbase documentation set are provided and maintained by Hyperion (AppSource) .

         c. SHOWCASE STRATEGY DB2 OLAP Server Currency Conversion

         1.) General description: Strategy DB2 OLAP Server Currency Conversion is an option designed to help multinational companies that conduct business in the local currency of the countries in which they operate. Strategy DB2 OLAP Server Currency Conversion enables such companies to convert data entered in the local currency of various countries to a common currency that is used by the world and regional headquarters for consolidation and analysis. Any exchange rate scenario can be modeled and users can even perform ad hoc currency conversions of data directly from their spreadsheets.

         2.)      Documentation: Soft copy and hard copy

         3.)      Format: Object Code

         4.) Documentation: Online documentation, printed Essbase documentation set and related printed documentation created with Microsoft Word 97.

Note: Online documentation and the printed Essbase documentation set are provided and maintained by Hyperion (AppSource) .

         d. SHOWCASE STRATEGY DB2 OLAP Server SQL Drill Through

         1.) General description - Strategy DB2 OLAP Server SQL Drill Through provides right linking between summary data residing in an Essbase/400 multidimensional database and detail data residing in the relational store for either the OLTP or data warehouse repository. Using SQL Drill Through, users can automatically create an SQL query that retrieves the detail data that corresponds to a specific data call residing in the Strategy DB2 OLAP Server. The combination yields a powerful and full-featured analytical environment.

         2.)      Documentation: Soft copy and hard copy

         3.)      Format: Object Code

         4.) Documentation: Online documentation, printed Essbase documentation set and related printed documentation created with Microsoft Word 97.

Note: Online documentation and the printed Essbase documentation set are provided and maintained by Hyperion (AppSource) .

         e. SHOWCASE STRATEGY DB2 OLAP Server Spreadsheet Toolkit

         1.) General description: The Strategy DB2 OLAP Sever Spreadsheet Toolkit includes more than 20 macro and VBA functions that let users build customized Microsoft Excel or Lotus 1-2-3 applications that incorporate Essbase/400 commands. Commands such as EssCascade, EssConnect, and EssDisconnect provide all of the functionality of their corresponding Essbase/400 menu commands and allow companies to easily customize the Strategy DB2 OLAP Server to meet their particular business needs.

         2.)      Documentation: Softcopy and hardcopy

         3.)      Format: Object Code


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                                License Agreement

         4.) Documentation: Online documentation, printed Essbase documentation set, and related printed documentation created with Microsoft Word 97.

Note: Online documentation and the printed Essbase documentation set are provided and maintained by Hyperion (AppSource)

         f. OLAP Server Application Programming Interface (API)

         1.) General description - Hyperion Essbase API lets you use standard tools to create custom Hyperion Essbase application that take advantage of the robust data storage, retrieval, and analytical capabilities of the DB2 OLAP Server. The API supports C, C++, and other application development environments.

         2.)      Documentation: Soft copy and hard copy

         3.)      Format: Object Code

         4.) Documentation: Online documentation, printed Essbase documentation set, and related printed documentation created with Microsoft Word 97.

Note: Online documentation and the printed Essbase documentation set are provided and maintained by Hyperion (AppSource) .


                                     Page 19
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                                License Agreement

                        DESCRIPTION OF LICENSED WORK #002

          1.0GENERAL DESCRIPTION OF LICENSED WORK: STRATEGY VW PRODUCT



The Licensed Works to be part of the VW Product include the following:



a.   SHOWCASE STRATEGY Warehouse Manager



     1.) General description: Warehouse Manager is the integrated solution to controlling and managing a data warehouse. It consists of both AS/400 server and PC client software. Warehouse Manager provides the following software for managing a data warehouse:

          a.) Warehouse Manager server is the foundation of SHOWCASE STRATEGY and includes patented technology for managing SHOWCASE STRATEGY's data warehousing environment on the AS/400. It provides APPC and TCP/IP support and the interface to many OS/400 features. Specifically, Warehouse Manager server allows end users to work with unique AS/400 data structures such as date fields, edit codes, IDDU files, or other DDS structures found in a database, and also allows users to import existing Query/400 applications into various SHOWCASE STRATEGY products. Warehouse Manager also provides support for third party data dictionaries such as the classic J.D. Edwards interactive data dictionary. In addition, Warehouse Manager goes beyond other ODBC connections to the AS/400 in choosing how a query is processed on the AS/400, thus optimizing query performance.

          b.) Alias Manager allows administrators to assign metadata (alias names) to DB2/400 objects, making it easier for users to understand and find data in complicated AS/400 databases.

          c.) License Manager enables administrators to authorize who can use SHOWCASE STRATEGY desktop applications and to administer passwords for SHOWCASE STRATEGY. While SHOWCASE STRATEGY products can be installed on any desktop, License Manager is the tool that gives administrators control over who can use the products to access or manage databases.

          d.) Resource Manager enables administrators to control AS/400 usage. It provides administrators with the capability to administer which users or groups of users can run against the system interactively or who must use the AS/400 batch subsystem when accessing the database. Additionally, it provides the capability to prevent runaway query jobs on the AS/400.

          e.) Security Manager enables administrators to enhance existing AS/400 security. It enables administrators to secure data at the collection, table/view, column, and row level by user or by groups of users without affecting applications already using AS/400 security.

     2.)  documentation: Softcopy

     3.)  format: Object Code

     4.) documentation: Online documentation created with Microsoft Word 95 and RoboHelp 5.0, related printed documentation created with Microsoft Word 97.

b.   SHOWCASE STRATEGY Data View Manager

     1.) General description: Data View Manager enables administrators or business analysts to create a simplified view of any AS/400 database, whether it's used for transaction processing or analysis. The simplified view is saved on the AS/400 as a data view and insulates end users from complex query tasks such as defining table join criteria, building frequently used result columns, and summarizing detail data. In fact, administrators or business analysts can use data views to remove unnecessary columns of data from view, build frequently-used Sub-SELECT support, and define understandable column names. Once created, a data view can be used in several SHOWCASE STRATEGY products, including Warehouse Builder, Query, Report Writer, and Analyzer Data Modeler. A data view can even be used in Data View Manager as the basis for another data view. The net result is that administrators and/or business analysts can create an easy-to-use relational data warehouse and potentially improve query and reporting performance by ensuring that data is accessed correctly.

     2.)  documentation: Softcopy


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                                License Agreement

     3.)  format: Object Code

     4.) documentation: Online documentation created with Microsoft Word 95 and RoboHelp 5.0, related printed documentation created with Microsoft Word 97.

c.   SHOWCASE STRATEGY Warehouse Builder

     1.) General description: Warehouse Builder is a powerful data transformation product that allows users to convert data into meaningful information within a relational data warehouse. Specifically, Warehouse Builder has the power to transform and simplify data as it is being moved. It can cleanse data to make it more understandable to end users, summarize data at the time of transfer, and track transaction history information. Additionally, Warehouse Builder can automatically populate Essbase/400 multidimensional databases, apply load rules, initiate calculations, and run Essbase/400 routines such as SQL data loads and dimension builds. These direct links to Essbase/400 simplify and speed up the creation of the multidimensional portion of a data warehouse.

     2.)  Documentation: Softcopy

     3.)  Format: Object Code

     4.) Documentation: Online documentation created with Microsoft Word 95 and RoboHelp 5.0, related printed documentation created with Microsoft Word 97.

d.   SHOWCASE STRATEGY Analyzer

     1.) General description: Analyzer is a powerful tool that provides seamless access to Essbase/400 databases and the ability to drill through the consolidated information in an Essbase/400 database to underlying detail data stored in relational databases. Analyzer's various analysis functions include the ability to pivot, rank, filter, sort, and apply traffic lighting to information. Users can view data in a spreadsheet or a chart, and link numerous spreadsheets and charts together to provide a logical, speed-of-thought path through corporate information. In addition, Analyzer provides the tools necessary to create pinboards and forms in which to display data. Its advanced features include the ability to update data in Essbase/400 databases (if users have the proper authority), thereby allowing users to conduct "what if" analysis and work with budgeting applications. The result is an application that uniquely empowers businesses to leverage the wealth of information in their data warehouse by spotting opportunities, pinpointing and resolving problems, and more.

     2.)  Documentation: Softcopy

     3.)  Format: Object Code

     4.) Documentation: Online documentation created with Microsoft Word 95 and RoboHelp 5.0, related printed documentation created with Microsoft Word 97.

e.   SHOWCASE STRATEGY Analyzer for the Web

     1.) General description: Analyzer for the Web is a "thin" version of Analyzer that allows users to conduct basic data analysis tasks via a corporate intranet or extranet. Analyzer for the Web is built in the powerful Java programming language. Therefore, users can run Analyzer for the Web from within inexpensive and popular Java-enabled web browsers such as Microsoft Internet Explorer and Netscape Navigator. This architecture, combined with the fact that Analyzer for the Web features an interface that is very similar to Analyzer's, enables companies to eliminate the overhead of supporting and training users on different software for in-house and remote data analysis.

     2.)  Documentation: Softcopy

     3.)  Format: Object Code

     4.) Documentation: Online documentation is in the form of HTML pages. Related printed documentation is created with Microsoft Word 97.

Note: Source online documentation files are provided and maintained by Hyperion (AppSource) Corp.

f.   SHOWCASE STRATEGY Analyzer OLAP Server

     1.) General description: Analyzer OLAP Server is used for reading and writing Analyzer, Analyzer Designer and Analyzer Data Modeler system database files. All system database files reside on the AS/400 and are administered through SHOWCASE STRATEGY's Warehouse Manager client software. Access to the Analyzer OLAP Server is controlled through AS/400 user profiles defined in Warehouse Manager. Users log in to Analyzer with their AS/400 user ID and password. The same AS/400 user ID and password is automatically passed to the Essbase/400 server when the user logs in to Essbase/400.This simplification means administrators have fewer profiles and user IDs to administer and end users have fewer IDs and passwords to keep track of.


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     2.)  documentation: Softcopy

     3.)  format: Object Code

     4.) documentation: Online documentation created with Microsoft Word 95 and RoboHelp 5.0, related printed documentation created with Microsoft Word 97.

g.   SHOWCASE STRATEGY Query

     1.) General description: Query enables users to quickly and easily access their relational data for simple ad-hoc data analysis. It allows users to incorporate result columns, run-time prompts, and complex expressions into their queries and also provides a performance analyzer that helps users to tune their queries for optimal performance. In addition, Query includes Microsoft Excel and Lotus 1-2-3 add-ins that allow users to bring AS/400 data directly into their formatted spreadsheets. Then, each time users open those spreadsheets, they have the Option of refreshing them with the latest information from their databases.

     2.)  Documentation: Softcopy

     3.)  Format: Object Code

     4.) Documentation: Online documentation created with Microsoft Word 95 and RoboHelp 5.0, related printed documentation created with Microsoft Word 97.

h.   SHOWCASE STRATEGY Report Writer

     1.) General description: Report Writer takes Query's powerful data-access capabilities and extends them to enable users to convert AS/400 data into powerful reports that include headers, footers, crosstabs, images, graphics, and much more. It offers a powerful macro language that can be used to create complex reports and various report objects, such as derived fields. Additionally, Report Writer provides end users with pre-formatted style sheets to use as standard report templates. This saves the user time in report formatting by enabling them to simply apply a style sheet to selected AS/400 data.

     2.)  Documentation: Softcopy

     3.)  Format: Object Code

     4.) Documentation: Online documentation created with Microsoft Word 95 and RoboHelp 5.0, related printed documentation created with Microsoft Word 97.

i.   Other

     1.) General description: This category represents miscellaneous SHOWCASE STRATEGY software and documentation that is required to deliver a complete solution. Examples include:

          a.)  client and host installation and setup software and documentation

          b.)  product tutorials and sample files

          c.)  sample database files

     2.)  Documentation: Softcopy

     3.)  Format: Object Code

     4.) Documentation: Online client documentation created with Microsoft Word 95 and RoboHelp 5.0, online host documentation, and related printed documentation created with Microsoft Word 97.

Note: Some sample files and demo database files are provided and maintained by Hyperion (AppSource).

j.   Metadata integration and VWP processing:

     1.)  General description:

Using the templates provided by Visual Warehouse (VW), construct the business views and source/target definitions that VW can manage. This process includes the reading of the VW templates, filling in the information required with metadata from the SHOWCASE STRATEGY Warehouse Builder. The information required includes:

          a.) The definition of the source data being manipulated/extracted by SHOWCASE STRATEGY Warehouse Builder (Source Information Resource in VW terms).

          b.) The definition of the target data being produced by SHOWCASE STRATEGY Warehouse Builder (Target Information Resource in VW terms).

          c.) The definitions of the process applied to the source data to produce the target data (Business Views in VW terms).


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          d.)  The definition of the applications that will execute the SHOWCASE scripts (VWPs in Visual Warehouse terms).

          e.) The definition of the process flows (business view cascade in VW terms).

          Creation of the Visual Warehouse programs that will execute the SHOWCASE scripts on the OS platform that the scripts were written for.

All of the above must work with Visual Warehouse V5.2 with latest CSD

     2.)  documentation soft-copy

     3.)  format: Object Code

     4.) documentation: end-user documentation, on-line documentation, and other related written materials




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                                   ATTACHMENT

                             IBM Acceptance Criteria

Prior to IBM's acceptance of SHOWCASE's version of the Licensed Works, the execution of SHOWCASE's tests must have been successfully demonstrated and documented by SHOWCASE.

Prior to the start of acceptance test at IBM for each Licensed Work, all SHOWCASE Deliverables for that Licensed Work (including executables, manuals, online help and messages) must be available. IBM's acceptance test of the Licensed Work as documented below initially targets the Visual Warehouse/400 package, followed by DB2 OLAP Server/400 and Visual Warehouse for NT (IBM Product) driving the integration points with Visual Warehouse/400 and the DB2 OLAP Server/400.

A.   VISUAL WAREHOUSE/400

1.0  Installation and Configuration

1.   Installation

     Installation procedures for the Licensed Works will be followed as provided in the SHOWCASE documentation. Install tests will be performed, by IBM, using all pre-requisite levels of OS/400 and NT operating systems. US English configurations will initially be tested, followed by non-English configurations to demonstrate NLS (SBCS, DBCS) enablement and install.

     IBM will run installation verification programs (IVP), according to documentation, to demonstrate successful installation of the "Licensed Works" on the AS/400 platform. No network configuration will be involved in the install test. SHOWCASE will provide their regression test to IBM as a foundation for IVP.

2.   Configuration

     Native and network configurations will be tested to demonstrate the operation of Visual Warehouse/400 (native), as well as Visual Warehouse/NT (IPCS card) as enterprise warehouse manager for Visual Warehouse/400. Following the directions in the documentation, Visual Warehouse/400 will be configured for native operation, as well as to interact with Visual Warehouse/NT. TCP/IP will be the protocol used for establishing the connection between the servers. Due to firewall restrictions, configurations with proxy server(s) may not be tested.

     Execute the IVP to demonstrate successful installation and running of Visual Warehouse/400 Manager, Report Writer, and Analyzer Server.

     Various installation and configuration error scenarios will be tested to ensure proper operation of exception handling routines, error messages to log, end-user notifications, and documented Help to guide problem resolution.

3.   Migration and Coexistence

     Following the directions in the SHOWCASE supplied documentation, IBM will write and test the documentation (for the enterprise model) that describes how Visual Warehouse/400 can be configured to connect to Visual Warehouse/NT server. (Phase II)

     Ensure access to local AS/400 Agent can be established from Visual Warehouse/NT. This access will be used for data access and write from/to AS/400 based data sources

4.   Removal

     Verify the "un-install" of Visual Warehouse/400 per supplied documentation.

2.0  Information

     Visual inspection will be done to ensure the "Licensed Works" information is complete; all program functions are completely described; all ordinary publication component content (such as the table of contents, index, appendices, and so on) exist; all information categories (book, online help, messages) exist in their final form; and that all graphics are provided and do not require re-work.

1.   Information usability test


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     Tests will be conducted to evaluate the usability of Visual Warehouse/400 information. Assumption is that there are no cross-platform components (e.g. MVS, OS/2, NT) with the "Licensed Works".

     Test start: No components installed. Product prerequisites are installed and available.

     Test end: Visual Warehouse/400 components are installed, configured, and operational. Basic source/target mapping tasks are done, scripts to extract, transform, and copy data (equivalent of Visual Warehouse/NT Business Views) can be created, and a small set of relational (and non-relational in the Enterprise model) can be moved from local and remote data sources to local DB2/400.

2. Information usability test success criteria (5-point rating from 1 (very unsat.) to 5 (very sat.)):

     a. Success: testers successfully complete all tasks required to get to "test end".

     b.   Satisfactory or very satisfactory ratings for online help.

     c. Satisfactory or very satisfactory overall ratings for all documentation.

     d. Satisfactory or very satisfactory ratings for the end-user interface, sample administration and warehousing operation, by testers, using sample data. This rating includes the installation interface.

3.0  National Language Support

1. Run National Language Support (NLS) and localization tests, per supplied documentation and supplied sample data. National language versions of the "Licensed Works" include English, French, German, Italian, Japanese, and other language versions when available.

2. IBM will report any significant deviations from IBM's Designing International Software (6X09-1220) document or guidelines to SHOWCASE for response/resolution.

4.0  Year 2000 Support

     Licensed Works will be tested for ability to handle date values beyond Year 2000 and dates in and between the 20th and 21st centuries.

5.0  Performance, Scalability, and Reliability

     It is understood that all statements related to performance, scalability and reliability as provided in this section are reasonably believed estimates that can only be verified after tests are performed at IBM facilities. Reliability is to be demonstrated by running tests without incident from the existing Visual Warehouse/NT testcase stores modified for Visual Warehouse/400. These include but are not limited to: Regression tests that involve single data source to target mappings, multiple data source to target mappings, where data sources include data from DB2, Oracle, and other (enterprise model supported) data sources on AS/400 and non-AS/400 platforms to DB2/400. Testcases will be expanded to include multiple IMS and VSAM data sources on an MVS platform. Visual Warehouse/NT reasonably supports 50 concurrent users, and allows cascading business views up to 35 levels, without catastrophic (e.g., APAR Severity Level 1) incidents. Visual Warehouse/400 needs to meet, or surpass, this level of scalability. Concurrency and code quality are focus acceptance items in this test. This test will be based on the test buckets described above. In order for the above tests to be successful, IBM will obtain a reasonable amount of assistance from SHOWCASE personnel for the configuration and deployment of the Product components. IBM and SHOWCASE will negotiate the required assistance on Product documentation. IBM will provide an environment that has the necessary capacity to perform this test. This includes, but is not limited to:

          An AS/400 environment that has enough resources to support 50 concurrent users. These resources include enough MIPS, real storage, and virtual storage to support 50 concurrent users. The TCP/IP sub-system must be properly configured to support the expected number of concurrent users.

Performance Expectations:

          Tests will measure both the throughput and elapsed time for the result sets from various warehousing scenarios to be committed in the target DB2/400 database. Session establishment time will not be included in these performance tests.


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IBM must provide an infrastructure that allows these tests to be successful.
Assuming that IBM has provided an environment to support 50 concurrent users and that the code quality test has been completed successfully, the query performance objective may not be met without additional tuning/infrastructure changes.

6.0  New Function

The Product must perform to specifications as documented in SHOWCASE documentation supplied to IBM. Tests will be run to test enhancements and new functions. The list below itemizes the areas to be tested, but testing is not necessarily limited to these functions:

1.   Multi-user operation as described in scalability section above;

2. Performance related functions to be verified as described in performance section above;

3. Use of any system exit routines for accounting, access validation, debugging, and performance monitoring; and

4.   Security and authentication testing of multi-user data servers.

7.0  CUPRIMDSO Measurements

1.   Will be measured throughout the Beta program.

2. No Severity-1 problem remains open at Beta Program start. SHOWCASE will also have bypasses available for all Severity-2 problems including a plan to resolve within 2 weeks after Beta start.

3. Satisfaction level at the end of the program must be: Very satisfied or Satisfied.

B.   DB2 OLAP/400 SERVER

1.0  Installation and Configuration

1.   Installation

     Installation procedures for the Licensed Work will be followed as provided in the SHOWCASE documentation. Install tests will be performed, at the discretion of IBM, using all pre-requisite levels of OS/400 and NT operating systems. US English configurations will initially be tested, followed by non-English configurations to demonstrate NLS (SBCS, DBCS) enablement and install.

     IBM may, at its discretion, also run installation verification programs
     (IVP), according to documentation, to demonstrate successful installation of the "Licensed Works" on the AS/400 platform.

2.   Configuration

     Network configurations, using TCP/IP, will be tested to demonstrate the inter-operability of the DB2 OLAP/400 Server with:

     1.) the ESSBASE Application Manager and ESSCMD on a non-AS/400 operating platform (IBM prefers that WinNT be used.)

     2.) the SQL Interface for loading DB2 relational data from a local DB2/400, remote DB2/400, DB2/390 and DB2/UDB on AIX.

     Various installation and configuration error scenarios must be tested to ensure proper operation of exception handling routines, error messages to log, end-user notifications, and documented Help to guide problem resolution.

3.   Removal

     Verify the "un-install" of the DB2 OLAP/400 Server per supplied documentation.

2.0  Information

     SHOWCASE will provide IBM with all SHOWCASE STRATEGY product documentation. Such information to include all program functions completely described; all ordinary publication component content (such as the


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                                License Agreement

     table of contents, index, appendices, and so on); all information categories (book, on-line help, messages) in their final form; and all graphics which will not require re-work. If IBM needs to create any additional documents, IBM will create this work but may reuse SHOWCASE documentation as necessary.

3.0  National Language Support

1. Run National Language Support (NLS) and localization tests, per supplied documentation and supplied sample data. National language versions of the DB2 OLAP/400 server include English, French, German, Italian, Japanese, and other language versions when available.

2. SHOWCASE must follow IBM's Designing International Software (6XO9-1220) document or guidelines and report to IBM any deviation for follow-up response/resolution.

4.0  Year 2000 Support

     DB2 OLAP/400 must be shown to have the ability to handle date values beyond Year 2000 and dates in and between the 20th and 21st centuries.

5.0  Performance, Scalability, and Reliability

1.   Reliability Expectations:

          a. Reliability is to be demonstrated by running without incident the existing Hyperion ESSBASE tests suite. These tests can be found on a CD from Hyperion under the directory REGRESS. These tests cover server as well as client testing. Most of the server tests run directly on the server, although there are some client-side tests whose purpose is to test the server. Therefore, in order to do complete server testing, there are tests to be run from both the server and the client.

          b. The tests include the Basic and Extended Acceptance test suite (SACCEPT) as well as the Basic Regression test suite (CALCS, CONTROL, DATALOAD, DIMLOAD, LOGS, MULTCUBE, OUTLINES, REPORTS, and VIRTUAL).

          c. Concurrence and code quality are focus acceptance items in this test. This test will be based on the test buckets described above. At IBM's discretion, some or all of the above may also be run by IBM. In such a case, IBM will obtain a reasonable amount of assistance from SHOWCASE personnel for the configuration and deployment of the Product components. IBM and SHOWCASE will negotiate the required assistance on Product documentation.

          d. The AS/400 version of the Hyperion Test suites will be provided to IBM by SHOWCASE.

2.   Performance Expectations:

     Using the OLAP Council's APB1 Benchmark, APB1 metrics will be collected by SHOWCASE for both the DB2 OLAP/400 Server and Essbase/400. The difference between the performance metrics of the two servers on the AS 400 platform will be a similar ratio as that experienced between the native Essbase and the DB2 OLAP server on other platforms to constitute successful performance exit criteria.

6.0  CUPRIMDSO Measurements

1.   Will be measured throughout the Beta program.

2. No Severity-1 problem remains open at Beta Program start. SHOWCASE will also have bypasses available for all Severity-2 problems including a plan to resolve within 2 weeks after Beta start.

3. Satisfaction level at the end of the program must be: Very satisfied or Satisfied.




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                                   ATTACHMENT

                                    ROYALTIES



           Royalty
           -------

                                    US           EMEA           AP         LA
                                    --           ----           --         --

Analyzer



(*)                                                (*)


DB2 OLAP for OS/400



(*)                                                (*)



Warehouse Builder


(*)                                                (*)


Warehouse Manager


(*)                                                (*)


Report Writer


(*)                                                (*)


Entry Level


(*)                                                (*)








(*) Denotes confidential information that has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.



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                                License Agreement


                             Royalty on Software Subscription
                      --------------------- ---------------------------
                            1      year           2    years
                      --------------------- ---------------------------
                       US   EMEA   AP   LA   US   EMEA    AP    LA
Analyzer
------------------------------------------- ---------------------------

(*)                            (*)                    (*)


DB2 OLAP for OS/400

(*)                            (*)                    (*)


Warehouse Builder

(*)                            (*)                    (*)


Warehouse Manager

(*)                            (*)                    (*)


Report Writer

(*)                            (*)                    (*)
Entry Level
-----------------------------------------------------------------------

-----------------------------------------------------------------------
(*)                            (*)                    (*)
-----------------------------------------------------------------------



(*) Denotes confidential information that has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.



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                                   ATTACHMENT
                                    Schedule


                       Milestones                                        Date
                       ----------                                        ----
     a.  Execution of this Agreement                                      (*)
     b.  SHOWCASE's delivery of the RSI OS/400 ported Source Code         (*)
     c.  SHOWCASE's delivery of the Licensed Works in DLW                 (*)
      #001 which substantially complies with its specifications
     d.  SHOWCASE's delivery of the Licensed Works in DLW                 (*)
     #002 which substantially complies with its specifications
     e. Successful completion of IBM's testing of the Licensed Work (*) for DLW # 001
     f. Successful completion of IBM's testing of the Licensed Work (*) for DLW #002
     g. Receipt of the completed Certificate of Originality for the (*) Licensed Work for DLW #001
     h. Receipt of the completed Certificate of Originality for the (*) Licensed Work for DLW #002
     Planned start of beta customer test for DLW #001
     Planned start of beta customer test for DLW #002

NOTE: SHOWCASE will need up to (*) business days to prepare and deliver the code for the port of RSI to the OLAP server product from the date IBM delivers RSI Source Code - this could impact b, c, e, g, and i above.
This schedule is for planning purposes and may be changed upon mutual agreement of the parties.




(*) Denotes confidential information that has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.



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                                   ATTACHMENT
                        TESTING, MAINTENANCE AND SUPPORT

1.0  Definitions

Capitalized terms in this Attachment have the following meanings.

1.1 APAR is the completed form entitled "Authorized Program Analysis Report" that is used to report suspected Code or documentation errors, and to request their correction.

1.2 APAR Closing Codes are the established set of codes used to denote the final resolution of an APAR. IBM will identify APAR Closing Codes prior to the start of the maintenance obligations.

1.3 APAR Severity Levels are designations assigned by IBM to errors to indicate the seriousness of the error based on the impact that the error has on the customer's operation:

     a. Severity 1 is a critical problem. The customer cannot use the Product or there is a critical impact on the customer's operations which requires an immediate solution;

     b. Severity 2 is a major problem. The customer can use the Product, but an important function is not available or the customer's operations are severely impacted;

     c. Severity 3 is a non-critical problem. The customer can use the Product with some functional restrictions, but it does not have a severe or critical impact on the customer's operations;

     d. Severity 4 is a minor problem that is not significant to the customer's operations. The customer may be able to circumvent the problem.

1.4 APAR Correction Times are the objectives that SHOWCASE must achieve for the resolution of errors and distribution of the correction to IBM.

     a. "Severity 1" requires maximum effort support until an emergency fix or bypass is developed and available for shipment to IBM. Critical situations may require customer, IBM and SHOWCASE personnel to be at their respective work locations or available on an around- the-clock basis. The objective will be to provide relief to the customer within 24 hours and provide a final solution or fix within 7 days;

     b. "Severity 2" on a best effort basis, be resolved (i.e. fixed or bypassed) within ten (10) calendar days;

     c. "Severity 3" on a best effort basis, be resolved (i.e. fixed or bypassed) within fifteen (15) calendar days;

     d. "Severity 4" on a best effort basis, be resolved (i.e. fixed or bypassed) within twenty eight (28) calendar days.

The calendar days begin when SHOWCASE creates the APAR and supporting documentation and end when the Error Correction or other resolution is shipped to IBM. IBM will consider exceptions from these objectives when warranted by technical or business considerations.

1.5 Developer Test Systems are an appropriate configuration of installed hardware and software that SHOWCASE maintains which is representative of typical customer installations for the Product. These Developer Test Systems will contain, at a minimum, the following:

     a. the current and current minus 1 level of the Product;

     b. the current and current minus 1 level of the prerequisite/co-requisite hardware and software that IBM specifies to SHOWCASE; and

     c. specific fix-packs as required.

The Developer Test Systems will consist of the appropriate configured workstations only unless IBM specifies and provides SHOWCASE other equipment at no charge.

1.6 IBM Test Systems are an appropriate configuration of installed hardware and software that IBM maintains which is representative of typical IBM customer installations using the Product. These test systems will contain, at a minimum, a level of prerequisite/co-requisite hardware and software that is correspondent with that of the Developer Test Systems.

1.7 Maintenance Level Service is the service provided when a customer identifies an error.

     a. Level 0 is the service provided on the phone with a customer when the customer first reports a problem or issue.


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                                License Agreement

     b. Level 1 is the service provided in response to the customer's initial phone call identifying an error.

     c. Level 2 is the service provided to reproduce an attempt to correct the error or to find that the service provider cannot reproduce the error.

     d. Level 3 is the service provided to isolate the error at the component level of the Code. The service provider distributes the Error Correction or circumvention or gives notice if no Error Correction or circumvention is found.

1.8 Problem Determination is the process of determining whether a problem is being caused by hardware, software or documentation.

1.9 Problem Management Record ("PMR") is a record created when a customer makes the initial support request. This record becomes a part of the Problem Management System database and records the essential information about the customer question or problem.

1.10 Problem Management System ("PMS") is an internal IBM developed software system used to record customer demographic information and encode data about the reported question or problem. The PMS will contain call records and document call activity, including the recording and tracking of all questions and problems to final resolution. The PMS can be used to verify that each customer is "entitled" to program support.

1.11 Problem Source Identification is the process of determining which software or documentation component is failing or attributing the failure to some external cause such as a customer error or no trouble found.

1.12 Reader Comment Form ("RCF") is the form which is used to record errors and comments on the documentation. The RCF is generally the last page of a manual or brochure. The customer completes it and mails it to the address specified.

2.0  Maintenance and Support Responsibilities

2.1 The parties will agree to the specific details of the process flow each will follow to resolve customer calls for requests for support 30 days prior to the general availability of the Product.

2.2 SHOWCASE will provide IBM electronic (soft copy) information on any known problems in the Licensed Work and the work arounds and solutions, if available, within 30 days of the Effective Date of this Agreement.

2.3 Product customers will initiate requests for support by contacting IBM. IBM will perform the following maintenance Level 0 support responsibilities, as described below. IBM will:

     a. ensure customer entitlement;

     b. create the PMR; and

     c. obtain from the customer a description of the problem.

SHOWCASE will perform the following Level 1 support responsibilities to verify its severity:.

     d. search the IBM and SHOWCASE databases for known problems;

     e. provide the available resolution to the customer if the problem is known;

     f. recommend local IBM assistance as required;

     g. If no resolution, pass the PMR to Level 2; and

     h. update the PMR, documenting Level 1 actions.

IBM will be the initial customer contact point for questions, problems and assistance concerning the Product. IBM may use a third party to perform its obligations.

2.4 Thirty days prior to general availability of the Product, SHOWCASE will establish a process to check incoming electronic requests for Level 1, Level 2, and Level 3 support at least twice daily. 2.5 SHOWCASE will perform the following Level 2 and Level 3 support responsibilities.

     a. Level 2 SHOWCASE will:

1.)  receive the PMR from Level 1;

2.) analyze problem symptoms and gather additional data from the customer as required;

3.)  recreate the problem on the Developer Test System;

4.) determine if the error is due to improper installation of the Product by the customer;


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5.)  determine if the suspected error is due to prerequisite or operationally related equipment or software at the customer location;

6.) attempt a bypass or circumvention for high impact problems, i.e., Severity 1 and 2;

7.) if no resolution and the problem appears to be a newly discovered Code or documentation error, create an APAR record; and

8.)  update the PMR, documenting Level 2 actions.

     b.   Level 3 SHOWCASE will:

1.)  receive the APAR/PMR and supporting documentation and materials;

2.)  analyze the problem symptoms and diagnose the suspected error;

3.) notify Level 2 if additional information, materials or documentation are required;

4.)  attempt to recreate the problem on the Developer Test System, if required;

5.) assist in Level 2 in attempting to develop a bypass or circumvention for high impact problems, e.g., Severity 1 and 2;

6.)  determine if Error Corrections are required to the Licensed Work;

7.) if Error Corrections are required to the Licensed Work, provide Error Corrections to IBM in the format specified by IBM;

8.) return all APARs to IBM with one of the defined APAR Closing Codes assigned, including text describing the resolution of the error. In the event a Code error was found, provide the rationale for the closing of the APAR;

9.) provide resolution to APARs according to the assigned APAR Severity Level and within the defined APAR Correction Time. The APAR Correction Times include building, testing, certifying successful tests of Error Corrections, and packaging for shipment to IBM any applicable Error Corrections in the format specified by IBM;

10.) receive technical questions, and supporting documentation and materials;

11.) analyze the technical questions and provide answers to IBM;

12.) provide technical backup support to IBM on the Product as provided above.
     In addition, SHOWCASE will provide assistance in answering questions that may arise concerning the operation and use of the Licensed Work that cannot be resolved by IBM; and

13.) close out the problem record with the customer.

2.6 At least twice a year, SHOWCASE will provide a corrected version of the Licensed Work that includes all Error Corrections to the Licensed Work. Additional corrected versions of the Licensed Work will be provided as determined and mutually agreed to by IBM and SHOWCASE in the event they become necessary due to the frequency or severity of newly discovered defects. In order to provide Error Corrections, SHOWCASE will maintain a current copy of the Product.

2.7 SHOWCASE will maintain procedures to ensure that new Error Corrections are compatible with previous Error Corrections.

2.8 Packaging of Error Corrections and migration Code will be done as mutually agreed to by IBM and SHOWCASE.

3.0  RETAIN Access and APAR Management

3.1 IBM will provide SHOWCASE with access to IBM's RETAIN system (IBM's system used to manage and process PMRs and APARs) as necessary for SHOWCASE to perform its Maintenance and Support obligations as required in this Agreement. Thirty
(30) days prior to general availability of the Licensed Works, SHOWCASE will establish a process to check PMR activity on the IBM RETAIN system during normal business hours and provide IBM with a number to call for offshift hours. IBM will provide sign-on IDs for the IBM RETAIN system. SHOWCASE will be responsible for the connection to the IBM network and all hardware and software used to connect and communicate with the IBM RETAIN system. SHOWCASE will be responsible for any charges or expenses relating to the hookup and network charges for accessing the system.

3.2 Generally, APARs will originate from IBM customers reporting problems or sending in Reader Comment Forms. SHOWCASE will also report to IBM as APARs all valid errors discovered by SHOWCASE


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                                License Agreement

or SHOWCASE's customers. After receiving an APAR, IBM will assign an APAR number and Severity Level, and forward the APAR to SHOWCASE for action.

3.3 For verified APARs for the Licensed Work, SHOWCASE will provide Error Corrections as set out below within the applicable APAR Correction Times:

     a. the fix to the Object Code in machine-readable form including a hard copy description of the Error Corrections (which may include a paper submission of the Error Corrections);

     b. the Error Corrections to the Source Code in machine-readable form that corresponds to the Object Code Error Corrections; and

     c. for a procedural workaround, the corrected procedure in machine-readable form.

3.4 Reader Comment Forms received by IBM that do not form the basis of an APAR will be forwarded to SHOWCASE for proper and prompt handling as appropriate.

4.0  General

4.1 SHOWCASE will provide to IBM the name and phone numbers of SHOWCASE's personnel to contact when high priority problems are encountered outside of normal working hours that require immediate assistance. SHOWCASE's normal working hours are defined as 8:30 AM to 5:00 PM, Monday through Friday, Central Time.

4.2 SHOWCASE will provide to IBM, on request, information regarding the status of reported APARs related to the Licensed Work.

4.3 It is desirable that IBM report APARs and status requests to SHOWCASE via an electronic interface and that SHOWCASE send APAR Error Corrections, status updates and requests for additional documentation to IBM via the same interface. IBM and SHOWCASE will jointly plan the electronic system. Each party is responsible for funding the costs of this interface at its location.

4.4 Critical situations may require the parties to use the telephone for immediate communications. The parties will follow such communications via the electronic interface for tracking and recording purposes. Each party is responsible for funding the costs of this communication at its location.

4.5 In circumstances where materials have to be exchanged using facsimile or courier services, each party is responsible for funding the costs of these exchanges via facsimile or courier services at its location.

4.6 SHOWCASE will participate in monthly telephone conference calls with IBM to review the status and performance of the parties' obligations. These calls may be scheduled more or less frequently as agreed to by the Technical Coordinators. Each party is responsible for funding the costs of these conference calls at its location.



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